EXHIBIT 99.1

LHC Group and Woods Memorial Hospital Announce Home Health Joint Venture

LAFAYETTE, La., Dec. 1, 2009 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has entered into a home health joint venture with Woods Memorial Hospital in Etowah, Tennessee.

The primary service area of this joint venture spans four counties in Tennessee, a Certificate of Need (CON) state. The estimated population of the service area is 123,000, with almost 15% over the age of 65. Net revenue for the Etowah, Tennessee, agency during the most recent 12 months was approximately $1.0 million. This joint venture has an effective date of December 1, 2009, and is not expected to add materially to LHC Group's earnings in 2009.

Woods Memorial Hospital, a 72-bed community hospital located in Etowah, Tennessee, has been serving the healthcare needs of the people of McMinn County and surrounding communities for more than four decades. With approximately 300 full time employees, Woods Memorial has a medical staff of more than 75 physicians representing numerous specialties. In addition to the hospital, Woods Memorial operates a nursing home, regional dialysis center, emergency department, wound care center, inpatient geriatric psychiatric unit, and other services under a single organization. The hospital is accredited by the Joint Commission.

In commenting on the joint venture, Robert G. Polahar, Chief Executive Officer of Woods Memorial Hospital, said, "Woods Memorial Hospital is excited about the opportunity to partner with LHC Group in fulfilling its mission of providing high quality healthcare services to patients in southeast Tennessee. LHC Group has significant experience in providing home health services, and we are confident that this partnership will help to enhance the availability of home health services, with a seamless transition and no interruption of services to our patients."

Keith G. Myers, Chief Executive Officer of LHC Group, added, "Woods Memorial Hospital is an excellent match with our company. The hospital is well known for its unwavering commitment and high standards and has earned an outstanding reputation for providing quality home health services. We believe a joint venture between our two organizations will provide an even greater breadth of services and expanded geographic coverage."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com